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                                                                  Exhibit 21

                             The Dial Corporation
                           Significant Subsidiaries

The Freeman Cosmetic Corporation
Dial Post Retirement Liability Management Company
Sarah Michaels, Inc.
Armour International Company
Dial Brands, Inc.
Dial Brands Holding, Inc.
Dial Brands Arizona, Inc.
Dial Benefits Management Corp.